Exhibit 1.01

Conflict Minerals Report

This Conflict Minerals Report of Parker Drilling Company for calendar year 2016 was prepared in accordance with Rule 13p-1 under the Securities Exchange Act of 1934.

This Conflict Minerals Report contains one or more forward-looking statements within the meaning of federal securities laws.  These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors including, among other things, our customers’ requirements to use certain suppliers, our suppliers’ responsiveness and cooperation with our due diligence efforts, our ability to implement improvements in our conflict minerals program, changes to the sourcing status of smelters and refiners in our supply chain, and our ability to identify and mitigate related risks in our supply chain.  We undertake no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after filing this Conflict Minerals Report with the SEC, except as required by law.

Business Overview

The Company is an international provider of contract drilling and drilling-related services and rental tools and services. We report our Drilling Services business as two reportable segments: (1) U.S. (Lower 48) Drilling and (2) International & Alaska Drilling. We report our Rental Tools Services business as two reportable segments: (1) U.S. Rental Tools and (2) International Rental Tools.

In our Drilling Services business, we drill oil, natural gas and geothermal wells for customers in both the United States (U.S.) and international markets. We provide this service with both Company-owned rigs and customer-owned rigs. We refer to the provision of drilling services with customer-owned rigs as our operations and management (O&M) service in which operators own their own drilling rigs but choose Parker Drilling to operate and manage the rigs for them. The nature and scope of activities involved in drilling an oil and natural gas well is similar whether it is drilled with a Company-owned rig (as part of a traditional drilling contract) or a customer-owned rig (as part of an O&M contract). In addition, we provide project-related services, such as engineering, procurement, project management and commissioning of customer-owned drilling facility projects. We have extensive experience and expertise in drilling geologically difficult wells and in managing the logistical and technological challenges of operating in remote, harsh and ecologically sensitive areas.

In our Rental Tools Services business, we provide premium rental equipment and services to exploration and production (E&P) companies, drilling contractors and service companies on land and offshore in the U.S. and international markets. Tools we provide include standard and heavy-weight drill pipe, all of which are available with standard or high-torque connections, tubing, drill collars, pressure control equipment, including blow-out preventers (BOPs), and more. We also provide well construction services, which include tubular running services and downhole tool rentals, and well intervention services, which include whipstock, fishing and related services, as well as inspection and machine shop support. Rental tools are used during drilling and/or workover programs and are requested by the customer when they are needed, requiring us to keep a broad inventory of rental tools in stock. Rental tools are usually rented on a daily or monthly basis.

Reasonable Country of Origin Inquiry

We conducted an analysis of our business and determined that even though we do not operate a specific manufacturing segment, we do, on occasion and as part of the services offered to our customers, manufacture products for sale and for the use of our customers. As part of our analysis, all manufactured products were assessed in order to identify Conflict Minerals scope and risk. Our analysis did not identify any Conflict Mineral or Conflict Mineral derivative other than tungsten that is contained as a necessary element to the functionality or production of any product manufactured for sale by the Company.

Based on this, the Company identified products for which tungsten was used as a necessary element to their functionality or production. Identified products containing tungsten as a necessary element to their functionality or production are:

Whipstocks;
Mills;
Watermelon Mills;
Top-Tek Casing Running Tool (CRT).

After performing this analysis, we conducted a reasonable country of origin inquiry (RCOI) to determine whether any of the tungsten used in our products originated in the Democratic Republic of the Congo or an adjoining country or whether such tungsten came from recycled or scrap sources. Based on the limited scope of the Company’s product manufacturing, we contacted each of our tungsten suppliers. We received responses from all tungsten suppliers. Some suppliers provided their Conflict Minerals Reporting Template (“CMRT”), while other suppliers provided statements regarding the origin of their Conflict Minerals and/or their Conflict Minerals policies, which either (1) prohibit the sourcing of Conflict Minerals from the Democratic Republic of the Congo or an adjoining country (together, the “Covered Countries”) or prohibit the sourcing of Conflict Minerals that directly or indirectly finance or benefit armed groups in the Covered Countries, or (2) state that the supplier is working toward those objectives.

Based on the responses to our RCOI, we know or have reason to believe that a small portion from a single supplier of the Conflict Minerals in our products originated from the Covered Countries or may not be solely from recycled or scrap sources.

Due Diligence

We undertook due diligence on the sources of the Conflict Minerals we use. Our due diligence measures are designed to conform with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. We conducted our due diligence using tools and relying on information provided by the CFSI.  In addition to reviewing the CMRT, which facilitates the collection of information on the source of Conflict Minerals, we also relied on information from the Conflict-Free Smelter Program (CFSP), a voluntary initiative managed by the Conflict-Free Sourcing Initiative (CFSI) in which an independent third party audits the procurement activities of a smelter or refiner to determine, with reasonable confidence, that the minerals it processes originated from conflict-free sources. Upon completion of a successful audit, the smelter or refiner is designated by the CFSI as “Compliant.”

Because we are a downstream user of tungsten, we must rely on the representations and information provided by our suppliers and other third parties within our supply chain. As a result, incomplete or inaccurate information provided by suppliers or by a smelter could affect the accuracy or completeness of the information set forth in this Conflict Minerals Report.

Results of Due Diligence

For the calendar year 2016, the Company determined that a single supplier stated that two of its suppliers identified smelters sourcing from a Covered Country (smelters listed by those two suppliers are included below in Table 1). This supplier and other of our suppliers may not have received accurate and complete information from their respective suppliers. In summary, we were not able to establish chain of custody or determine whether any of the Conflict Minerals used in our Products originated from Covered Countries. We were also unable to determine the facilities used to process Conflict Minerals necessary to the functionality or production of our products or the countries of origin of those Conflict Minerals. Accordingly, we were unable to undertake any efforts beyond the RCOI and the due diligence described above to determine the mine or location of origin of Conflict Minerals used in our products.

Table 1: Smelter/Refiner List

Smelter/Refiner Name	CFSP Status	Sourced from Covered Country?
A.L.M.T. Tungsten Corp.	Compliant	No
Asia Tungsten Products Vietnam Ltd.	Compliant	Yes
Chenzhou Diamond Tungsten Products Co., Ltd.	Compliant	No
Chongyi Zhangyuan Tungsten Co., Ltd.	Compliant	No
Fujian Jinxin Tungsten Co., Ltd.	Compliant	No
Ganzhou Huaxing Tungsten Products Co., Ltd.	Compliant	No
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Compliant	No
Ganzhou Seadragon W & Mo Co., Ltd.	Compliant	No
Global Tungsten & Powders Corp.	Compliant	No
Guangdong Xianglu Tungsten Co., Ltd.	Compliant	No
H.C. Starck GmbH	Compliant	No
H.C. Starck Group	Compliant	No
H.C. Starck Smelting GmbH & Co.KG	Compliant	No
Hunan Chenzhou Mining Co., Ltd.	Compliant	No
Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	Compliant	No
Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin	Compliant	No
Hunan Chunchang Nonferrous Metals Co., Ltd.	Compliant	No
Hydrometallurg, JSC	Compliant	No
Japan New Metals Co., Ltd.	Compliant	No
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Compliant	No
Jiangxi Gan Bei Tungsten Co., Ltd.	Compliant	No
Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	Compliant	No
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Compliant	No
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Compliant	No
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	Compliant	No
Jiangxi Yaosheng Tungsten Co., Ltd.	Compliant	No
Kennametal Fallon	Compliant	No
Kennametal Huntsville	Compliant	No
Malipo Haiyu Tungsten Co., Ltd.	Compliant	Yes
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Compliant	No
Tejing (Vietnam) Tungsten Co., Ltd.	Compliant	No
Wolfram Bergbau und Hütten AG	Compliant	No
Vietnam Youngsun Tungsten Industry Co., Ltd.	Compliant	Yes
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	Compliant	Yes
Xiamen Honglu Tungsten Molybdenum Co., Ltd.	Compliant	Yes

Smelter/Refiner Name	CFSP Status	Sourced from Covered Country?
Xiamen Tungsten Co., Ltd.	Compliant	Yes
Ganzhou Yatai Tungsten Co., Ltd.	Not Enrolled	Yes
Ganxian Shirui New Material Co., Ltd.	Not Enrolled	Yes
Treibacher	Not Enrolled	Yes
Izawa Metal Co., Ltd	Not Enrolled	Undetermined
ThyssenKrupp Steel	Not Enrolled	Yes
North American Tungsten	Not Enrolled	No
Mitsui Mining and Smelting Co., Ltd.	Not Enrolled	Yes
Changchun up-optotech	Not Enrolled	Undetermined
Scandmetal	Not Enrolled	Undetermined
IBG China	Not Enrolled	Undetermined
Zhuzhou Decheng Nonferrous Metals Industry Co., Ltd.	Not Enrolled	Undetermined
AB Ferrolegeringar/Minpro	Not Enrolled	Undetermined
Advanced Alloy Services	Not Enrolled	Yes
Zigong	Not Enrolled	Undetermined
Yuntinic Resources	Not Enrolled	No
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	Not Enrolled	No
Sumitomo Metal Mining Co., Ltd.	Not Enrolled	No
Central Glass	Not Enrolled	Undetermined
IES Technical Sales	Not Enrolled	Undetermined
ULVAC	Not Enrolled	Yes
Zhuzhou Better Tungsten Carbide, Co Limited	Not Enrolled	Undetermined
Foshan Nanhai Xihai Metal Material Co., Ltd.	Not Enrolled	Undetermined
Nanchang	Not Enrolled	No
PT Timah (Persero), Tbk	Not Enrolled	Yes
GESAC	Not Enrolled	Undetermined
La Parrila	Not Enrolled	No
LLC "RELIT"	Not Enrolled	Undetermined
Minmetals Ganzhou Tin Co. Ltd.	Not Enrolled	Undetermined
CB-Ceratizit	Not Enrolled	No
Ceratizit S.A.	Not Enrolled	No
JX Nippon Mining & Metals Co., Ltd.	Not Enrolled	Yes
Evraz Stratcor, Inc.	Not Enrolled	Undetermined
TaeguTec	Not Enrolled	Yes
Taiyo Nippon Sanso Trading (Shanghai) Co., LTD	Not Enrolled	Undetermined
Buffalo Tungsten	Not Enrolled	No
Specialty Metal Trading	Not Enrolled	Yes
Air Liquide Far Eastern (ALFE)	Not Enrolled	Yes
Sincemat Co, Ltd.	Not Enrolled	Undetermined
Ningxia Orient Tantalum Industry Co., Ltd.	Not Enrolled	Undetermined
Iljin Diamond Co., Ltd.	Not Enrolled	Undetermined
Kyoritsu Gokin Co. Ltd.	Not Enrolled	Undetermined
Wogen Resources Ltd.	Not Enrolled	Yes
Nippon Micrometal Corporation	Not Enrolled	No

Smelter/Refiner Name	CFSP Status	Sourced from Covered Country?
Weartech	Not Enrolled	No
AB Ferrolegeringar	Not Enrolled	Undetermined
Beijing Zenith Materials	Not Enrolled	Undetermined
Chengtong Electrical Appliance Factory	Not Enrolled	Undetermined
PT Indra Eramulti Logam Industri	Not Enrolled	Yes
Zhuzhou Cemented Carbide Group Co. Ltd.	Not Enrolled	Undetermined
Sanher Tungsten Vietnam Co., Ltd.	Not Enrolled	Yes
Wolfram Company CISC	Not Enrolled	Undetermined
A&M Minerals Limited	Not Enrolled	Yes
CTS Industries	Not Enrolled	Undetermined
Hi-Temp Specialty Metals, Inc.	Not Enrolled	Undetermined
Pobedit, JSC	Not Enrolled	Undetermined
Zhuzhou Cement Carbide	Not Enrolled	No
Jiangsu Hetian Sci-Tech Material Co., Ltd.	Not Enrolled	Undetermined
Dayu Jincheng Tungsten Industry Co., Ltd.	Not Enrolled	Yes
NingHua XingLuoKeng Tungsten Mining CO.,LID	Not Enrolled	No
Western Metal Materials Co.,ltd	Not Enrolled	Undetermined
Plansee SE Liezen	Not Enrolled	Yes
Sylham	Not Enrolled	Undetermined
Metallo-Chimique N.V.	Not Enrolled	No
Degutea	Not Enrolled	Undetermined
Saganoseki Smelter & Refinery	Not Enrolled	Yes
Sandvik Material Technology	Not Enrolled	Yes
Cookson Sempsa	Not Enrolled	Undetermined
Jinzhou Xingye Smelt Duty Corp., Ltd.	Not Enrolled	Undetermined
Xiamen Golden Egret Special Alloy Co. Ltd.	Not Enrolled	Undetermined
Thaisarco	Not Enrolled	No
TDC Metal Co., Ltd.	Not Enrolled	Undetermined
Chunbao Carbide Science & Technology Co.,Ltd	Not Enrolled	Undetermined
Kanto Denka Kogyo Co., Ltd.	Not Enrolled	Undetermined
PT Stanindo Inti Perkasa	Not Enrolled	Undetermined
Voss Metals Company, Inc.	Not Enrolled	Undetermined
Tamano Smelter, Hibi Kyodo Smelting Co., Ltd	Not Enrolled	Yes
Guangdong Guangzhou Guangsheng Non-Ferrous Import & Export Co. Ltd	Not Enrolled	Undetermined
W-Si	Not Enrolled	Undetermined
Wah Lee Industrial Corp.,	Not Enrolled	Undetermined
Axis Material Limited	Not Enrolled	Undetermined
Dayu Weiliang Tungsten Co., Ltd.	Not Enrolled	No
Hitachi	Not Enrolled	Yes
Solar Applied Materials Technology Corp.	Not Enrolled	Yes
Jiangxi Richsea New Materials Co., Ltd.	Not Enrolled	No
Bejing Tian-long	Not Enrolled	Undetermined
Nanchang Cemented Carbide Limited Liability Company	Not Enrolled	No

Smelter/Refiner Name	CFSP Status	Sourced from Covered Country?
Tosoh	Not Enrolled	No
Ganzhou Grand Sea W & Mo Group Co Ltd	Not Enrolled	No
Materion	Not Enrolled	Yes
Sunaga Tungsten	Not Enrolled	Undetermined
Sichuan Metals & Materials Imp & Exp Co	Not Enrolled	Undetermined
Triumph Northwest	Not Enrolled	Yes
Renhua Taiheyuan Ltd	Not Enrolled	Undetermined
Nankang Jingfeng Mining Ltd	Not Enrolled	Undetermined

Please note, we do not have access to audit reports or detailed findings of the third-party audits conducted as part of the CFSP or any equivalent audit programs accepted by the CFSI. Audits conducted as part of the CFSP or any other equivalent programs and the information received from respondents may yield inaccurate or incomplete conclusions.

Countries of Origin

The countries of origin for the smelters and refiners in Table 1 are believed to be those listed below. The list is based on publicly available information, our RCOI and due diligence. For the reasons described herein, however, these possible countries of origin cannot necessarily be linked to materials used in our products.
Austria
Belgium
Canada
China
Czech Republic
Germany
Indonesia
Japan
Luxembourg
Republic of Korea
Russian Federation
Singapore
Spain
Sweden
Taiwan
Thailand
Ukraine

United Kingdom
United States
Vietnam

Plans to review and determine if additional due diligence efforts are warranted.

As of May 30, 2017, the Company no longer purchases tungsten from the identified supplier that stated that its suppliers sourced from smelters sourcing from Covered Countries. Prior to the preparation and filing of our Form SD for the 2017 reporting period, the Company plans to review its supply chain, continue dialogue with suppliers, and determine additional steps that may be appropriate to continue conforming our due diligence and supply chain to an internationally recognized due diligence framework. The Company is committed to ensuring the Company’s suppliers comply with its expectations.